UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)       March 20, 2008

INSPIRE PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Charter)

     Delaware                                    000-31135                            04-3209022
(State or Other Jurisdiction                   (Commission                                  (IRS Employer
           of Incorporation)                            File Number)                              Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina            27703-8466
(Address of Principal Executive Offices)                                                     (Zip Code)

Registrant's telephone number, including area code          (919) 941-9777

____________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors;
                     Appointment of Certain Officers; Compensatory Arrangements of Certain
                     Officers.

On March 20, 2008, the Compensation Committee of the Board of Directors of Inspire Pharmaceuticals, Inc. (the "Company") adopted an Executive Change in Control Severance Benefit Plan, effective March 29, 2008 (the "Plan"). Existing agreements between the Company and each executive officer regarding change in control will terminate on March 28, 2008.

Change in control is defined under the Plan as the determination by the Board of Directors of the Company (the "Board"), made by a majority vote that a change in control has occurred, or is about to occur. Such a change shall not include, however, a restructuring, reorganization, merger, or other change in capitalization in which the current owners of the Company maintain more than a fifty percent (50%) interest in the resultant entity. Regardless of the vote of the Board or whether or not the Board votes, a change in control will be deemed to have occurred if: (i) any person becomes the beneficial owner, directly or indirectly, of securities representing more than thirty-five percent (35%) of the combined voting power; or (ii) the stockholders approve: (A) a plan of complete liquidation; (B) an agreement for the sale or disposition of all or substantially all of the Company assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other entity. However, in no event shall a change in control be deemed to have occurred, with respect to the executive, if the executive is part of the purchasing group which consummates the change in control transaction.

The Plan provides that upon the executive's termination of employment within two (2) years following a change in control, the executive would be entitled to a lump sum payment equal to a multiple of the sum of (A) the executive's highest of the annual base rate of pay for the calendar year in which his or her termination due to change in control occurs or any of the two calendar years immediately preceding such year, plus (B) the higher of the executive's target incentive bonus applicable as of the date of (x) the change in control, or (y) his or her termination due to change in control. The executive shall not be entitled to any benefits under the Plan, however, in the event that such termination was either (i) effected by the Company for "cause", (ii) caused by the death of the executive, (iii) caused by the disability of the executive, or (iv) effected by the executive without "good reason."

The applicable multiplier used to determine the amount of severance pay payable to a Company participant is as follows:

(i)        Two and one-half (2.5) for the Company's Chief Executive Officer;

(ii)       Two (2) for the Company's Executive Vice President(s) and Chief Financial Officer; and

(iii)      One and one-half (1.5) for the Company's Senior Vice President(s).

The Plan provides executives with health and welfare benefits for the number of years immediately following the executive's termination date equal to the applicable multiplier and the Company shall arrange to provide the executive and eligible dependents with life, disability, accident and health insurance benefits substantially similar to those immediately prior to the date of termination. Further, each executive is eligible to receive twelve (12) months of outplacement services following a termination due to change in control and reasonable legal fees and expenses.

Additionally, all outstanding unvested options and awards under any Company-sponsored equity compensation grant held by any executive shall become immediately vested and fully exercisable immediately prior to a change in control.

The benefits payable to any executive shall be reduced by any and all payments required to be made by the Company under federal, state, and local law, under any employment agreement or special severance arrangement or under any other separation policy, plan, or program.

In the event that a payment pursuant to the Plan would subject the executive to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties incurred by the executive with respect to the excise tax, then: (a) if the total of such payments to the executive exceeds 2.99 times the executive's "base amount" as defined in Section 280G of the Code by more than ten (10%) percent, then the executive shall be entitled to receive a gross up payment in an amount such that after payment by the executive of all taxes, the executive retains an amount of the gross-up payment equal to the excise tax imposed upon the payments, or (b) if the total of such payments to the executive exceeds 2.99 times the executive's "base amount" as defined in Section 280G of the Code by ten (10%) percent or less, then the cash severance payments payable under the Plan shall be reduced to the maximum amount without subjecting the executive to the excise tax imposed by Section 4999 of the Code.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                         Inspire Pharmaceuticals, Inc.

                                                                         By: /s/ Thomas R. Staab, II
                                                                              Thomas R. Staab, II
                                                                              Chief Financial Officer and Treasurer

Dated: March 26, 2008